Capital
12900 Preston Rd. Suite 700                                            Southwest
Dallas, TX  75230                                                    Corporation
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                       NOTICE OF SHARE REPURCHASE PROGRAM

June 12, 2008

To Our Shareholders:

     I am pleased to report that on June 10, 2008, the Board of Directors of Capital Southwest Corporation (the "Company") authorized the purchase by the Company in the NASDAQ National Market, or in privately negotiated transactions, of up to 10% of the Company's presently outstanding Common Stock (or 388,915 shares). Under this purchase plan, the Company may make purchases from time to time during the next six months at prices not above the lower of the net asset value per share of its Common Stock, or prices prevailing in the over-the-counter market at the time of such purchases.

     The number of shares to be purchased and the purchase price per share will be determined by the officers of the Company, who in their discretion may elect to purchase or not to purchase Common Stock of the Company at any time during the next six months based upon market conditions.

     The Company, in transacting such purchases, will comply with the applicable rules and regulations of the Securities and Exchange Commission, which among others, include the following conditions:

1. The Company will not knowingly purchase its shares of Common Stock from an "affiliated person" of the Company as such term is defined in the 1940 Act.

2. The Company will not purchase its shares of Common Stock at a price above the then current market price per share, or the net asset value per share, whichever is lower, at the time of such purchase.

3. The Company will not purchase its shares of Common Stock in a manner or on a basis which discriminates unfairly against any holders of its Common Stock.

     On June 11, the last reported sale price of the Company's Common Stock was $113.01 per share. As of March 31, 2008, the net asset value of the Company's Common Stock was $150.09 per share on 3,889,151 shares outstanding.

     This notice is given pursuant to the rules and regulations of the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act").


/s/ Gary L. Martin
Gary L. Martin
President & Chief Executive Officer



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                   PATIENT CAPITAL FOR EXCEPTIONAL BUSINESSES